The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended December 31, 2003


Portfolio:			Lazard High Yield Portfolio

Security:			Fisher Scientific International

Date Purchased:			08/06/2003

Total Shares Offered:		200,000,000

Price Per Share:		$100.00

Shares Purchased
by the Portfolio *:		125,000

Total Principal Purchased
by the Portfolio *:		$125,000

% of Offering Purchased
by the Portfolio:		0.0625%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.0625%

Broker:				JP Morgan Chase


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.